As of March 31, 2017, the following persons or entities now own more than 25% of a fund's voting security.

Person/Entity

Turner Midcap Growth Fund, Retirement Class
Wells Fargo Bank					 25.81%


As of March 31, 2017, the following persons or entities no longer own more than 25% of a fund's voting security.


Turner SMID Cap Growth Opportunities, Inst'l Class
National Financial Services				 0.00%

Turner SMID Cap Growth Opportunities, Investor Class
National Financial Services				 0.00%

Turner SMID Cap Growth Opportunities, Investor Class
Charles Schwab						 0.00%

Turner Medical Scieneces Long/Short Fund, Inst'l Class
Morgan Stanley Smtith Barney				 0.00%

Turner Medical Scieneces Long/Short Fund, Inst'l Class
Merrill Lynch Pierce Fenner & Smith			 0.00%

Turner Medical Scieneces Long/Short Fund, Investor Class
National Financial Services				 0.00%

Turner Medical Scieneces Long/Short Fund, Class C
UBS WM USA						 0.00%